University of the Virgin Islands
Research and Technology Park

Term Sheet
Proprietary and Confidential

Purpose

This Term Sheet is intended to summarize certain terms of a proposal being considered by the parties for the Prospective Tenant to become a tenant and protected cell of the University of the Virgin Islands Research and Technology Park. This Term Sheet forms the basis for negotiating definitive agreements (“Definitive Agreements”) between the parties that will contain the final terms and conditions of the Prospective Tenant becoming a tenant of the RTPark.

This Term Sheet is a guide to negotiating the Definitive Agreements and no party shall be bound until the final Definitive Agreements are prepared and signed by duly authorized representatives of the RTPark and the Prospective Tenant and the applicable initial certificate has been paid. The Definitive Agreements must be approved by the Board of Directors of the RTPark before the Definitive Agreements can be signed on behalf of the RTPark.

Based on the information currently known to the parties, it is proposed that the Definitive Agreements include the following terms:

This Term Sheet is entered into effective October 29, 2015 by and between

The University of the Virgin Islands Research and Technology Park Corporation and Research and Technology Park Protected Cell Corporation (collectively “RTPark”)

And

Ocean Thermal Energy Corporation (OTE) (“Prospective Tenant”).

The Prospective Tenant desires to become a Tenant of the University of the Virgin Islands Research and Technology Park and protected cell of the University of the Virgin Islands Research and Technology Park located in the U. S. Virgin Islands and the RTPark is interested in the Prospective Tenant becoming a tenant and protected cell of the RTPark.

Introductory Section on RTPark and UVI

RTPark is a specialist economic development program that works to bring investment to the United States Virgin Islands by managing an incentive program and offering other advisory and technical services. The RTPark leverages infrastructure in the Territory and serves as an enabler and facilitator of Knowledge Based Businesses1. A distinct advantage is that it provides businesses with the opportunity to operate in a favorable near-shore setting while remaining within the jurisdiction of the U.S. The RTPark operates under a legislative mandate, and policy guidance from the University of the Virgin Islands (“UVI”).

1 The term is defined in VIC Title 17, Chapter 34, Section 482, and includes research businesses, information technology businesses, e-commerce businesses, electronic hosting facilities, agricultural research, and electronics businesses and other knowledge-based businesses.

RTPark is designed to provide a foundation for a robust, vital and growing knowledge intensive sector, promote territorial prosperity, diversification and growth. The Tenants of the RTPark make valuable contributions broadening the knowledge and financial capabilities of UVI, and play a leading role in capability development to help produce a more highly-skilled and globally-competitive workforce.

Prospective Tenant:

The tenant of the RTPark will be the Prospective Tenant named above. It will become a protected cell of the Research and Technology Park Protected Cell Corporation. It may do this by filing for one or more “doing business as (dba)” for the Prospective Tenant containing the words “VI E-Cell”. The Prospective Tenant seeks approval for the following business operations that it will conduct in the U.S. Virgin Islands:

Brief description of company and principal

OTE is an environmentally-focused research and technology company along with being a project developer, using the skills and many years of experience of the company’s Marine Scientists, Oceanographers and Engineers to design, finance, build, own and operate commercial scale, cost-effective, and scalable Ocean Thermal Energy Conversion/Sea Water Air Cooling systems with no emissions and fixed energy pricing with outstanding long-term cost savings for their customers.

OTE, originally called ‘OCEES International’ was formed in 1998. Company engineers had assisted in the design and development of the first land based Ocean Thermal Energy Conversion (“OTEC”) test plant at the Natural Energy Laboratory of Hawaii Authority (“NELHA”) and was subsequently contracted by the United States Office of Naval Research to provide an analysis of the suitability of OTEC.

OTE’s technologies include OTEC and Seawater Air Conditioning (“SWAC”). OTEC is a self-sustaining energy source that generates baseload (24/7) electricity by converting heat to power from the natural temperature gradient of the ocean. SWAC is a process that uses deep cold seawater to provide air conditioning. SWAC provides chemical-free air conditioning and uses 90% less electricity when compared to traditional systems. Both technologies produce water for drinking, aquaculture and agriculture. The primary market for the technology is emerging countries in tropical and sub-tropical regions where approximately 3.0 billion people live.

The principal of OTE is Jeremy P. Feakins

Name: Jeremy P. Feakins, Founder and CEO
Address: 1200 West Penn Grant Rd, Lancaster, PA 17603
Telephone: (717) 299-1344
Email: jeremy.feakins@otecorporation.com

In both his personal and professional life, Jeremy Feakins exemplifies the highest standards of ethical conduct and integrity. He exudes absolute honesty, trustworthiness, and uprightness of character. As a business leader, his high moral principles and courage are reflected in how he maintains these standards not only for himself, but also among his team. Jeremy uses his breadth of experience to accomplish his organization's goals for the welfare of co-workers, success for his investors and the betterment of society.

Growing up without his parents in a very challenging and adversarial environment, Jeremy was determined at an early age to overcome these obstacles. At the age of 15, he applied to the UK’s Royal Navy Military School and found the guidance and character development he was looking for. After graduation, Jeremy trained as a Naval Accountant and Logistics Officer and served almost eight years in the Royal Navy. He served aboard the aircraft carrier HMS Ark Royal and in various staff positions around the world.

Jeremy’s has pursued his lifelong goal and has become a successful entrepreneur. After military service, Jeremy began to organize and invest in companies that could develop technologies that solve human problems and produce positive outcomes for society. For example, in 1990 he founded Medical Technology, Inc. a medical device company. Under Jeremy’s direction the company developed, manufactured and distributed a patented microprocessor-based medical device that quickly and painlessly identified serious eye disorders in young, preverbal and difficult to screen children. This business was the first venture where Jeremy invested in a technology that had not yet been proven. There would be more. His vision, drive and self-confidence have achieved dramatic results. In 2000, Jeremy sold the rights to his medical device company to an international eye-care company. Never one to rest on his laurels, Jeremy invested in other early stage companies such as IP Voice Communications, an early stage internet telephony company and Ocean Thermal Energy Corporation (“OTE”), a renewable energy and drinkable water company that will improve the lives of millions of people worldwide. It was in 2010 that OTE approached Jeremy and asked him to make a personal investment to fund commercialization of its technologies. Initially, Jeremy invested over $1 million and was appointed Chairman of Board. After about a year, the Board of Directors asked Jeremy to take over the management and the development of the business and he was appointed CEO.

Financial Projections
See Annex A

Conditions

The Prospective Tenant shall not change, alter or modify in any material respect its Business, without the prior written consent of RTPark, which consent shall not be unreasonably withheld. Any logical extension or expansion of its Business that complies with the RTPark requirements in the Definitive Agreements will not be considered a material change, alteration or modification. Any new business and any logical extension or expansion of its approved Business must be consistent with the purposes of the RTPark and must comply with the RTPark Criteria, including without limitation the Guiding Principles for the RTPark, the RTPark Act and other USVI laws, rules or regulations.

Term

Upon approval of the Prospective Tenant’s application and receipt by the RT Park of the Initial Payment, the term of the Definitive Agreements shall be fifteen (15) years with [date to be agreed upon] as the effective date. The term may be extended as set forth in the Definitive Agreements and the legislation establishing the RTPark as amended (“RTPark Act”).

Specific conditions

The timing of any public announcements of OTE application to apply for membership to the RTPark program as a Tenant will be timed to be not before 30 days after the Senate Presentation of a feasibility study on the application of ocean thermal technology in the Virgin Islands.

For a period of two years, the RTPark extends favorable payment terms as outlined in the section following. During this period, the Prospective Tenant will enjoy the following benefits and have responsibilities
●	Receive incubator/accelerator and other business development services including access to working space in the 64 West Center and use of boardroom and conference room facilities
●
Executive Director Gillian Marcelle, affiliates, and other assigns will participate in and support capital raising activities of the Prospective Tenant and will be remunerated for this with a success fee of 5% of all capital raised payable to the RTPark.

Financial Consideration

This section outlines

a)  Initial Certificate Fee:

The sum of one hundred and fifty thousand dollars ($150,000) shall be paid to the RTPark by the Prospective Tenant, concurrently with the execution of the Definite Agreements by the Prospective Tenant, if the funding raised by the RTPark or from any other sources permits. This fee would be deductible from the success fee payable to the RTPark (five percent (5%) of any capital raise) if the monies were raised through its efforts.

b)  Management Fees:

The Prospective Tenant shall pay to RTPark a quarterly management fee equal to 1% (one percent) of its gross revenues, subject to an annual minimum fee of $50,000 per annum and an annual maximum fee of $500,000 per annum. The timing for the quarterly payments will be set out in the Definitive Agreements. In consideration of the early stage nature of the venture, the payment of management fees will be deferred for a period of 24 months after execution of the Definitive Agreements, or until Prospective Tenant has raised or generated $1,000,000, including all equity, capital injections and revenues, whichever occurs first.

c)  Equity Contribution:

As part of the consideration for the RTPark entering into the Definitive Agreements, the Prospective Tenant shall issue to the RTPark 1% (one percent) of its “Fully Diluted Capitalization”. The documents will contain anti-dilution provisions, board observer rights, inspection rights, restrictions on the RTPark’s right to transfer its ownership interests, and confidentiality provisions.

The Definitive Agreements will provide that if the Park Tenant Agreement is terminated or the Prospective Tenant otherwise ceases to be a protected cell of the RTPark, the Company shall have the option to purchase the RTPark ownership interests from RTPark (and the RTPark shall have a put option to require the Prospective Tenant to buy its RTPark ownership interests) in a manner to be agreed upon in the Definitive Agreements.

A summary description of the equity option issues to be agreed upon in the Definitive Agreements includes items such as:

1.           A set period of time that the RTPark must hold on to the shares before resale.

2.
Valuation of shares at time the option is exercised. Valuation options include (i) the price being based upon the then fair market value of the equity interests determined by an independent appraiser (i.e. discounted cash flow, book value, etc.) or (ii) a fixed resale price could be established in the Definitive Agreements.

3.             Description of the type of shares (voting versus non-voting)

4.
Specific note on the restrictions of resale of shares by RTPark. This could include automatic exclusive right of the Prospective Tenant for a Repurchase Option for a specified period of time following which if not exercised the RTPark can sell its shares according the terms of the Shareholders agreement and/or company by-laws. Unless the Definitive Agreements are terminated, RTPark must retain enough shares so Prospective Tenant qualifies as a protected cell of the RTPark.

5.	Provisions for events like termination of the Definitive Agreements (before agreed set period in (1), new controlling interests in PT Company, and of course new investors (dilution).

Knowledge Sharing Partnership and Capacity Building with the University of the Virgin Islands and other parties

This section of the term sheet sets out the agreements in principle for establishing, effective and meaningful partnerships with the University of the Virgin Islands and other entities. The purpose of this section is to outline ways in which the Prospective Tenant will contribute to growing the technologically savvy workforce, engage in knowledge exchange and other contribute to improving the quality of life in the Virgin Islands with a focus on skills, training, capacity building, knowledge generation and knowledge exchange.

At the time of signing the term sheet, all parties accept that technical areas of specification may require more detailed engagement and exchanges with specialists and undertake to complete those discussions ahead of execution of the Definitive Agreements.

Prospective Tenant commits to fund at least one (1) paid internship or fellowship opportunity to be valued at $15,000 per year to a student or recent graduate of the University of the Virgin Islands. If a suitable candidate is not identified, within three months of executing the Definitive Agreements, the Prospective Tenant undertakes to underwrite one full scholarship to over tuition, room and board and other incidentals (currently approximately $15,000.00). The Prospective Tenant undertakes to provide an additional paid fellowship or scholarship for every $2,000,000 of incremental gross revenue per annum, after its first full year of operation(capped at five (5) internships/fellowships or scholarships per annum.

The University of the Virgin Islands has identified the following technical areas as being of interest:
●	Marine Science
●	Renewable energy technologies

The Prospective Tenant agrees to work with representatives of the RTPark and the University of the Virgin Islands to scope and execute projects in these areas that will be of direct benefit to the University of the RTPark. Indicative projects include laboratories and demonstration centers. There may also be interest in setting up joint projects to advise on curriculum issues to train and educate students who can contribute and be involved in OTEC projects.

These projects and their delivery modes will be consistent with the Prospective Tenant providing consulting or advisory services, will be defined to take advantage of specialist areas of skills and capabilities of the principals and other named staff and to be reasonably scoped so as not to interfere with the time constraints consistent with running a private sector business full time. As a minimum, the projects should be estimated to involve a commitment of ten days per annum.

Prospective Tenant also agrees to serve as a member of the UVI RT Park Technology Advisory Committee and to within the scope of that Committee undertake activities that promote the use and generation of technology and knowledge intensive activities in the US Virgin Islands.

Prospective Tenant will volunteer its principals and suitably qualified employees to speak on technology matters in forums designed by UVI faculty and the RTPark to include UVI students, faculty and the general public, at least twice per year; the specific topics and formats to be agreed in consultation.

The undersigned have signed this Term Sheet effective October 29, 2015                                                                                                                                .

RTPark:
The University of the Virgin Islands Research and Technology Park Corporation And Research and Technology Park Protected Cell Corporation

By: /s/ Gillian Marcelle
Dr. Gillian Marcelle, Executive Director

Prospective Tenant:
Ocean Thermal Energy Corporation

By: /s/ Jeremy P. Feakins
Print Name: Jeremy P. Feakins
Print Title: Chairman of the Board and Chief Executive Officer